SECURITIES AND EXCHANGE COMMISSION

                    Washington, D. C.  20549


                          SCHEDULE 13D

            Under the Securities Exchange Act of 1934

                         Amendment No. 4


              American Resources of Delaware, Inc.
-----------------------------------------------------------------
                        (Name of Issuer)


                Common Stock ($.00001 Par Value)
-----------------------------------------------------------------
                 (Title of Class of Securities)


                          02926 U 30 8
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                           (CUSIP No.)

                         Leonard K. Nave
                          Rick G. Avare
                        160 Morgan Street
                      Versailles, KY  40383
                         (606) 873-5455
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          Name, Address and Telephone Number of Person
        Authorized to Receive Notices and Communications

                             Various
-----------------------------------------------------------------
     (Date of Event which requires filing of this Statement)

If the filing person has previously filed a Statement on Schedule
13G to report the acquisition which is the subject of this
Statement and is filing this Statement because of Rule 13d-1
(b)(3) or (4), check the following box:    (    )

Check the following box if a fee is being paid with this
Statement:    (    )

                                               Page 1 of 10 Pages

CUSIP NO.                          13D
                  02926 U 30 8
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1.   NAME OF REPORTING PERSON
     Leonard K. Nave, Trustee
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
-----------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)
                                                          -------
                                                      (b)    X
                                                          -------
-----------------------------------------------------------------
3.   SEC USE ONLY

-----------------------------------------------------------------
4.   SOURCE OF FUNDS
                         00
-----------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (D) OR 2 (E)
                                                       ----------
-----------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                                             USA
-----------------------------------------------------------------
     Number of                     7.   SOLE VOTING POWER

     Shares                                  None
                                   ------------------------------

     Beneficially                  8.   SHARED VOTING POWER

     Owned By                                993,623
                                   ------------------------------

     Each                          9.   SOLE DISPOSITIVE POWER

     Reporting                               None
                                   ------------------------------

     Person                        10.  SHARED DISPOSITIVE POWER

                                             993,623
-----------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Leonard K. Nave, Trustee, beneficially owns 993,623 shares of common stock of American Resources of Delaware, Inc.
-----------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     SHARES
                                                  ---------------
-----------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                              9.7%
-----------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
                               IN
-----------------------------------------------------------------

                                               Page 2 of 10 Pages

CUSIP NO.                          13D
               02926 U 30 8
-----------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     Southern Gas Holding Company, Inc.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     61-1200618
-----------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)
                                                          -------
                                                      (b)    X
                                                          -------
-----------------------------------------------------------------
3.   SEC USE ONLY

-----------------------------------------------------------------
4.   SOURCE OF FUNDS
                               00
-----------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (D) OR 2 (E)
                                                  ---------------
-----------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                            Kentucky
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     Number of                     7.   SOLE VOTING POWER

     Shares                                  None
                                   ------------------------------

     Beneficially                  8.   SHARED VOTING POWER

     Owned By                                993,623
                                   ------------------------------

     Each                          9.   SOLE DISPOSITIVE POWER

     Reporting                               None
                                   ------------------------------

     Person                        10.  SHARED DISPOSITIVE POWER

                                             993,623
-----------------------------------------------------------------

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Southern Gas Holding Co. beneficially owns 993,623 shares of common stock of American Resources of Delaware, Inc.
-----------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     SHARES
                                                  ---------------
-----------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                              9.7%
-----------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
                               CO
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                                               Page 3 of 10 Pages

CUSIP NO.                          13D
                  02926 U 30 8
-----------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     Leonard K. Nave
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         ###-##-####
-----------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)
                                                          -------
                                                      (b)    X
                                                          -------
-----------------------------------------------------------------
3.   SEC USE ONLY

-----------------------------------------------------------------
4.   SOURCE OF FUNDS
                           BK, PF, OO
-----------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (D) OR 2 (E)
                                                  ---------------
-----------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                               USA
-----------------------------------------------------------------

     Number of                     7.   SOLE VOTING POWER

     Shares                                  304,839
                                   ------------------------------

     Beneficially                  8.   SHARED VOTING POWER

     Owned By                                993,623
                                   ------------------------------

     Each                          9.   SOLE DISPOSITIVE POWER

     Reporting                               304,839
                                   ------------------------------

     Person                        10.  SHARED DISPOSITIVE POWER

                                             993,623
-----------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Leonard K. Nave beneficially owns 1,298,462 shares of common stock of American Resources of Delaware, Inc.
-----------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     SHARES
                                                  ---------------
-----------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                              12.4%
-----------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
                               IN
-----------------------------------------------------------------

                                               Page 4 of 10 Pages

CUSIP NO.                          13D
                  02926 U 30 8
-----------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     Rick G. Avare
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         ###-##-####
-----------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)
                                                          -------
                                                      (b)    X
                                                          -------
-----------------------------------------------------------------
3.   SEC USE ONLY

-----------------------------------------------------------------
4.   SOURCE OF FUNDS
                         BK, PF, OO, SC
-----------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (D) OR 2 (E)
                                                  ---------------
-----------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                               USA
-----------------------------------------------------------------
     Number of                     7.   SOLE VOTING POWER

     Shares                                  898,028
                                   ------------------------------

     Beneficially                  8.   SHARED VOTING POWER

     Owned By                                1,596,845
                                   ------------------------------

     Each                          9.   SOLE DISPOSITIVE POWER

     Reporting                               898,028
                                   ------------------------------

     Person                        10.  SHARED DISPOSITIVE POWER

                                             1,596,845
-----------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Rick G. Avare beneficially owns 2,494,873 shares of common stock of American Resources of Delaware, Inc.
-----------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     SHARES
                                                  ---------------
-----------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                              23.3%
-----------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
                               IN
-----------------------------------------------------------------

                                               Page 5 of 10 Pages

CUSIP NO.                          13D
                  02926 U 30 8
-----------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     Prima Capital LLC
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         61-1278562
-----------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a)
                                                          -------
                                                      (b)    X
                                                          -------
-----------------------------------------------------------------
3.   SEC USE ONLY

-----------------------------------------------------------------
4.   SOURCE OF FUNDS
                             PF, 00
-----------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2 (D) OR 2 (E)
                                                  ---------------
-----------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                               USA
-----------------------------------------------------------------
     Number of                     7.   SOLE VOTING POWER

     Shares                                  602,088

                                   ------------------------------
     Beneficially                  8.   SHARED VOTING POWER

     Owned By                                NONE
                                   ------------------------------

     Each                          9.   SOLE DISPOSITIVE POWER

     Reporting                               602,088
                                   ------------------------------

     Person                        10.  SHARED DISPOSITIVE POWER

                                             None
-----------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON Prima Capital LLC beneficially owns 602,088 shares of common stock of American Resources of Delaware, Inc.
-----------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     SHARES
                                                  ---------------
-----------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                              5.9%
-----------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
                               OO
-----------------------------------------------------------------

                                               Page 6 of 10 Pages

ITEM 1.   Security and Issuer.
          -------------------
     Not Amended.

ITEM 2.   Identity and Background.
          -----------------------
     Not Amended.

ITEM 3.   Source and Amount of Funds or Other Consideration.
          -------------------------------------------------
     Item 3 is amended to add the following at the end thereof:
     On January 2, 1998, Mr. Avare purchased 110,000 shares of Common Stock in a private transaction for $2.25 per share for an aggregate of $247,500. The purchase price was paid with personal funds.

ITEM 4.   Purpose of Transaction.
          ----------------------
     Not amended.

ITEM 5.   Interest in Securities of the Issuer.
          ------------------------------------
     Item 5 is amended to read as follows:
     (a) At January 2, 1998, 10,193,676 shares of Common Stock were issued and outstanding. The reporting persons identified in
ITEM 2 above, beneficially own the following shares of ARI Common
Stock:

     Reporting Person              No. Shares          Percent
     ----------------              ----------          -------

Southern Gas Holding                  993,623             9.7%
Leonard K. Nave, Trustee              993,623             9.7%
Leonard K. Nave                     1,298,462            12.4%
Rick G. Avare                       2,494,873            23.3%
Prima Capital LLC                     602,088             5.9%

     (b) The reporting persons have the following sole or shared power to vote shares of ARI Common Stock ("Voting Power") and the sole or shared power to dispose of shares of ARI Common Stock
("Investment Power"):

                                               Page 7 of 10 Pages

     Southern Gas Holding:
          Sole Voting Power             None
          Shared Voting Power           993,623 (1)
          Sole Investment Power         None
          Shared Investment Power       993,623 (1)

     Leonard K. Nave, Trustee:
          Sole Voting Power             None
          Shared Voting Power           993,623 (1)
          Sole Investment Power         None
          Shared Investment Power       993,623 (1)

     Leonard K. Nave:
          Sole Voting Power             304,839 (2)
          Shared Voting Power           993,623 (1)
          Sole Investment Power         304,839 (2)
          Shared Investment Power       993,623 (1)

     Rick G. Avare:
          Sole Voting Power               898,028 (3)
          Shared Voting Power           1,596,845 (4)
          Sole Investment Power           898,028 (3)
          Shared Investment Power       1,596,845 (4)

     Prima Capital LLC:

          Sole Voting Power             None
          Shared Voting Power           602,088 (5)
          Sole Investment Power         None
          Shared Investment Power       602,088 (5)

Footnotes:

     (1)  Shares owned of record by Southern Gas Holding Company,
          Inc.

     (2) Shares and options to purchase shares owned of record by Leonard K. Nave, individually.

     (3) Shares, options and conversion rights owned of record by Rick G. Avare.

     (4) 993,623 shares owned of record by Southern Gas Holding, 602,088 shares owned of record by Prima Capital LLC, and 1,134 shares owned of record by JJR Investments.

     (5)  Shares owned of record by Prima Capital LLC.

                                               Page 8 of 10 Pages

     Leonard K. Nave disclaims the beneficial ownership of 60% of the shares of Common Stock owned of record by Southern Gas Holding Company, Inc. Rick G. Avare disclaims the beneficial ownership of 47.5% of the shares of Common Stock owned of record by Southern Gas Holding Company, Inc. and 80% of the shares of Common Stock owned of record by Prima Capital LLC. The filing of this Schedule 13D shall not be construed as an admission by either Leonard K. Nave or Rick G. Avare that such persons, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, is the beneficial owner of such shares of Common Stock.

ITEM 6.   Contracts, Arrangements, Understandings or
          ------------------------------------------
Relationships With Respect to Securities of the Issuer.
------------------------------------------------------
     Not amended.

ITEM 7.   Material to be Filed as Exhibits.
          --------------------------------
     Not amended.

                            SIGNATURE
                            ---------

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:     January 9, 1998

                              /s/ Leonard K. Nave
                              -----------------------------------
                              Leonard K. Nave, Individually


                              /s/ Leonard K. Nave
                              -----------------------------------
                              Leonard K. Nave, Trustee


                              /s/ Rick G. Avare
                              -----------------------------------
                              Rick G. Avare, Individually


                                               Page 9 of 10 Pages

                              Southern Gas Holding Company, Inc.


                              By: /s/ Leonard K. Nave
                                 --------------------------------
                                   Leonard K. Nave
                                   President

                              Prima Capital LLC


                              By: /s/ Rick G. Avare
                                 --------------------------------
                                   Rick G. Avare
                                   Administrative Member









                                              Page 10 of 10 Pages